Exhibit 10.15

May 17, 2021

Nuvve Holding Corp.

Attention: Gregory Poilasne

2468 Historic Decatur Road

San Diego, California 92106

Re:Project Rocket Joint Venture Summary of Indicative Terms and Conditions

Dear Mr. Poilasne:

This letter agreement (this “Agreement”) establishes the terms and conditions upon which Nuvve Holding Corp., a Delaware corporation (“Nuvve Parent” and together with its subsidiaries, “Nuvve”), Stonepeak Rocket Holdings LP, a Delaware limited partnership (“Stonepeak”), and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”), agree to, subject to the terms and conditions set forth herein, form a joint venture, Levo Mobility LLC, a Delaware limited liability company (such proposed joint venture, the “Proposed Transaction”), to pursue the business of (a) acquiring, owning, selling, leasing, developing and managing electric buses, vehicles, transportation assets, and related vehicle-to-grid charging infrastructure and ancillary assets, in each case, that are provided to third parties that are utilizing financing, leasing or other similar arrangements in respect of such assets and (b) participating in or otherwise providing equity, debt or other financing to any entity or other person engaged in the businesses described in the foregoing clause (a) (the “Business”).  The terms of the Proposed Transaction are more fully described in the non-binding Summary of Indicative Terms and Conditions attached hereto as Annex A and incorporated herein (the “Term Sheet”).

In consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1The Proposed Transaction.
(a)Concurrently with the execution of this Agreement and in consideration for the public announcement by Nuvve Parent of this Agreement and the transactions contemplated hereby and the mutual covenants of Stonepeak, Evolve and Nuvve Parent set forth herein, Nuvve Parent is issuing to Stonepeak and Evolve those certain Series B Warrants, Series C Warrants, Series D Warrants, Series E Warrants and Series F Warrants (the “Warrants”), and Nuvve Parent, Stonepeak, and Evolve have entered into that certain registration rights agreement (the “Registration Rights Agreement”) and that certain Securities Purchase Agreement (the “Securities Purchase Agreement”).
(b)During the Term (as defined herein), Nuvve Parent, Stonepeak and Evolve shall negotiate in good faith to finalize and enter into the Transaction Documents (as defined herein) on the terms and conditions set forth in the Term Sheet; provided, that each party hereto shall be deemed to have satisfied such party’s obligation to negotiate in good faith if such party (i) is ready,

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willing and able to execute the Transaction Documents that reflect terms and conditions that are consistent in all material respects with those expressly set forth in the Term Sheet and (ii) has otherwise used commercially reasonable efforts to negotiate and consider additional terms and conditions that are not expressly set forth in the Term Sheet.
(c)Nuvve Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to obtain as promptly as reasonably practicable all necessary approvals, including stockholder approval (“Nasdaq Stockholder Approval”) under the stockholder approval rules of Nasdaq (including Rule 5635(d) of the Nasdaq Stock Market Rules), for the issuance of the aggregate number of shares of Common Stock (as defined in the Warrants) underlying the Warrants and the Options (as defined in the Warrants) in excess of the maximum number of shares of Common Stock which Nuvve Parent may issue without Nasdaq Stockholder Approval. Notwithstanding the foregoing, within 10 business days following the date hereof, Nuvve Parent shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form containing the information specified in Schedule 14A of the Securities Exchange Act of 1934, as amended, in connection with obtaining Nasdaq Stockholder Approval (the “Proxy Statement” and such proposal to be approved by Nuvve Parent’s stockholders, the “Issuance Proposal”). Nuvve Parent shall cooperate and provide Stonepeak and Evolve with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, including the proposed final version of any such document or responses, prior to filing such documents with the SEC, and Nuvve Parent will give due consideration to all comments reasonably proposed by Stonepeak and Evolve. Nuvve Parent will take, in accordance with applicable law, Nasdaq listing rules and its certificate of incorporation and bylaws, all action necessary to call, hold and convene a special meeting of its stockholders to consider and vote upon the Issuance Proposal as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC; provided, that in the event Nuvve Parent fails to obtain such required stockholder approval at such stockholder meeting, Nuvve Parent shall continue to hold subsequent stockholder meetings to consider such matters within 90 days of any such prior meetings.
Section 2Exclusivity.
(a)During the Term, Nuvve Parent shall not, and shall cause its affiliates and its and their respective officers, directors, managers, employees, agents, consultants, financial advisors, accountants, legal counsel and other representatives not to, directly or indirectly: (i) submit, solicit, initiate, encourage or discuss, or continue to discuss, any proposal or offer from any person or entity (other than Stonepeak, Evolve and their representatives and designated financing sources in connection with the Proposed Transaction) or enter into any contract, agreement or other arrangement, including without limitation, any letter of intent, term sheet or similar document, or accept any offer relating to or consummate or commit to any of the foregoing with respect to a transaction or arrangement that is substantially similar to, competitive with or would otherwise conflict with, the Proposed Transaction, including any material financing transaction entered into directly or indirectly by Nuvve Parent, the primary use of proceeds for which will be used with respect to the Business (each of the foregoing transactions, a “Company Alternative Transaction”); or (ii) furnish any information of Nuvve Parent (or its affiliates) with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person or entity (other than Stonepeak, Evolve and its representatives and designated financing sources in connection with the Proposed Transaction) to do or seek to do any of the foregoing.
(b)Commencing on the date hereof and continuing until the expiration of the Term, Nuvve Parent shall, and shall direct its affiliates and its and their respective officers, directors, managers, employees, agents, consultants, financial advisors, accountants, legal counsel and other representatives to, (i) cease and cause to be terminated all existing discussions or negotiations with any person or entity (other than Stonepeak, Evolve and their representatives and designated financing sources in connection with the Proposed Transaction) conducted heretofore with respect to any Company Alternative Transaction, or any inquiry or proposal that may reasonably be expected to result in a Company Alternative Transaction, and (ii) terminate all physical and data room access previously granted and cease to provide any nonpublic information (or access thereto), to any person or entity (other than Stonepeak, Evolve and their representatives and designated financing sources in connection with the Proposed Transaction) with respect to a Company Alternative Transaction.
Section 3Representations and Warranties. Each of the parties hereto hereby represents and warrants as follows:
(a)such party is duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of organization, incorporation or formation, as applicable, and has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the transactions contemplated hereby;
(b)the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action and do not conflict with, contravene, or result in any default, breach, violation or infringement (with or without notice or lapse of time or both) of: (i) any provision of such party’s charter, partnership agreement, operating agreement or similar organizational documents; or (ii) any law, regulation, rule, decree, order, judgment or contractual restriction binding on such party or its assets;
(c)other than Nuvve Parent shareholder approval if and to the extent required pursuant to the rules of the Nasdaq, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement and the transactions contemplated hereby by such party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby; and
(d)this Agreement and the transactions contemplated hereby constitute a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).
Section 4Fees and Expenses.  Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with the negotiation and entry into this Agreement, the Warrants, the Registration Rights Agreement, the Securities Purchase Agreement and the transactions contemplated hereby and thereby, including the fees of external legal counsel, accountants and other external advisers or consultants, shall be paid by the party incurring such fees or expenses. In the event this Agreement terminates and the parties hereto have not entered into the Transaction Documents (as defined herein), (i) all reasonable, documented, out‐of‐pocket fees and expenses of Stonepeak, its affiliates (but excluding any fees reimbursed pursuant to clause (ii) below) and representatives incurred after February 11, 2021 and through such termination in connection with due diligence, negotiations and document preparation related to the Proposed Transaction and the Transaction Documents, including, but not limited to, the reasonable out‐of‐pocket expenses of legal counsel, accountants and other advisers or consultants, shall be reimbursed by Nuvve Parent in an amount not to exceed $1.35 million, (ii) all reasonable out‐of‐pocket fees and expenses of Evolve, its affiliates (but excluding any fees reimbursed pursuant to clause (i) above) and representatives incurred after May 6, 2021 and through such termination in connection with due diligence, negotiations and document preparation related to the Proposed Transaction and the Transaction Documents, including, but not limited to, the reasonable out‐of‐pocket expenses of legal counsel, accountants and other advisers or consultants, shall be reimbursed by Nuvve Parent in an amount not to exceed $150,000, and (iii) Nuvve Parent shall pay (x) Stonepeak, if Stonepeak elects to receive such fee, in Stonepeak’s sole discretion, an alternative transaction fee of $9.0 million  and (y) Evolve, if Evolve elects to receive such fee, in Evolve’s sole discretion, an alternative transaction fee of $1.0 million (such alternative transaction fees set forth in clauses (x) and (y), collectively the “Alternative Transaction Fees”), in each case, if Nuvve enters into a definitive agreement to consummate a Company Alternative Transaction within 12 months of the date of such termination; provided, that, if Stonepeak or Evolve, as applicable, elect to receive its respective Alternative Transaction Fee, Stonepeak or Evolve, in each case as applicable, upon receipt of the payment of such Alternative Transaction Fee, shall automatically forfeit all issued and outstanding Warrants held at such time by Stonepeak or Evolve, as applicable, to Nuvve Parent for no consideration. For the avoidance of doubt, in the event Nuvve Parent terminates this Agreement pursuant to Section 6(a)(ii) and is entitled to purchase all issued and outstanding Warrants pursuant to Section 6(b), then neither Stonepeak nor Evolve shall be entitled to receive an Alternative Transaction Fee.  Nuvve Parent agrees to pay (x) such costs that are invoiced promptly following the receipt of an invoice from Stonepeak or Evolve, as applicable, following the termination of this Agreement and (y) such Alternative Transaction Fees, as applicable, within 5 business days of entering into such definitive agreement, in each case, in cash by wire transfer of same day funds to an account designated in writing by Stonepeak or Evolve, as applicable. All payments, transfer and issuances to Stonepeak and Evolve under this Agreement and the transactions contemplated hereby shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding taxes, and all liabilities with respect thereto.

Section 5Damages Limitation.  No party hereto will be liable to the other party hereto for, or entitled to seek or recover, special, consequential or punitive damages from such other party in connection with any claim for, relating to, or otherwise arising out of, the breach of this Agreement.
Section 6Term; Survival.
(a)This Agreement shall continue in full force and effect from the date of this Agreement and terminate upon the earliest to occur of (the “Term”) (i) the mutual written agreement of each of Stonepeak, Evolve and Nuvve Parent to terminate discussions and negotiations related to the Proposed Transaction, (ii) written notice by either Stonepeak or Nuvve Parent to the other parties hereto at any time after 11:59 p.m., New York time, on August 16, 2021 (such written notice, a “Termination Notice”); provided, that no party shall have the right to deliver a Termination Notice pursuant to this Section 6(a)(ii) if such party is then in material breach of this Agreement, and (iii) entry into definitive, binding written agreements with respect to the Proposed Transaction (the “Transaction Documents”); provided, that Section 1(c) and Section 4 through Section 14 of this Agreement shall survive any such termination.
(b)If (i) Nuvve Parent elects to deliver a Termination Notice to Stonepeak and Evolve pursuant to Section 6(a)(ii) and (ii) Nuvve Parent did not breach the terms of this Agreement during the Term, then Nuvve Parent shall also have the right to elect in such Termination Notice, in its sole discretion and subject to the terms of this Section 6(b), to purchase (which purchase shall be consummated within seven (7) business days of delivery of such Termination Notice) all issued and outstanding Warrants, for a cash purchase price per Warrant of $0.0001, from (x) Stonepeak and/or, as applicable, (y) Evolve, unless prior to the date that is five (5) business days following delivery of such Termination Notice, Stonepeak, with respect to the foregoing clause (x), and/or, as applicable, Evolve, with respect to the foregoing clause (y), delivers a binding written confirmation (a “Confirmation Notice”) to Nuvve Parent that as of the time of delivery of the Termination Notice, such party was ready, willing and able to execute the Transaction Documents on terms and conditions substantially as set forth in the Term Sheet with respect to the Material Provisions (as defined below). Upon the timely delivery of such Confirmation Notice by Stonepeak, Nuvve Parent shall no longer have the right to purchase any Warrants from Stonepeak and Nuvve shall have five (5) business days to rescind in writing and at its sole discretion the Termination Notice as to Stonepeak (provided that such right may only be exercised one-time), and upon the timely delivery of such Confirmation Notice by Evolve, Nuvve Parent shall no longer have the right to purchase any Warrants from Evolve and Nuvve shall have five (5) business days to rescind in writing and at its sole discretion the Termination Notice as to Evolve (provided that such right may only be exercised one-time). The “Material Provisions” are the following terms set forth in the Term Sheet (in each case, as defined in the Term Sheet): (i) solely with respect to Stonepeak, the relative portion of the Funding Commitment to be funded by Stonepeak and, solely with respect to Evolve, the relative portion of the Funding Commitment to be funded by Evolve; (ii) the relative percentage ownership of Common Units by Nuvve Parent as compared to the ownership of Common Units by the other members, in aggregate, of Levo; (iii) the 8.0% per annum interest rate with respect to the Preferred Quarterly Distribution; (iv) the terms and conditions with respect to the Preferred PIK Period; (v) the terms and priority of the quarterly distribution of Available Cash by Levo as set forth in the section of the Term Sheet entitled “Distribution Waterfall”; (vi) the Preferred Redemption Price; (vii) the timing and conditions pursuant to which

Stonepeak may elect to cause Levo to redeem any issued and outstanding Preferred Units; (viii) the right of Nuvve to designate the majority of the Board of Managers prior to the occurrence of a Trigger Event; (ix) the material terms of Nuvve’s “drag-along right” if no Preferred Units are outstanding and Nuvve holds at least 20% of the issued and outstanding Common Units; (x) the right of first offer in favor of Nuvve in connection with any transfer by Stonepeak or Evolve of their respective Common Units and Preferred Units; (xi) the Release Conditions under which the Escrow Materials would be released pursuant to the IP Escrow Agreement and the License would become exercisable by Levo; (xii) the Escrow Agent’s obligation to release the Escrow Material only upon the occurrence of a Release Condition; (xiii) the material terms of the License as set forth in subsection (c) in the section of the Term Sheet entitled “Parent Letter Agreement”; (xiv) the definition of Escrow Material; (xv) the Qualifying Criteria and Nuvve Parent’s consent right with respect to any changes thereto that would reasonably be expected to be adverse to Nuvve Parent; (xvi) Nuvve Parent’s right to expense reimbursement by Levo upon closing, up to a maximum expense reimbursement of $1,000,000; and (xvii) solely with respect to Stonepeak, Nuvve Parent’s maximum expense reimbursement obligation to Stonepeak of $900,000 and, solely with respect to Evolve, Nuvve Parent’s maximum expense reimbursement obligation to Evolve of $100,000.
Section 7Notices. Any notice or other communication provided for or permitted to be given pursuant to this Agreement by a party hereto to any other party hereto must be in writing and is duly given (a) when deposited with a national overnight delivery service company which tracks deliveries, addressed to such other party hereto, with all charges paid and proof of receipt requested, (b) when delivered in person to such other party or (c) when sent via email, on the date sent by e-mail if sent before 5:00 p.m., New York time, and on the next business day if sent after such time. In each case the notice or communication should be addressed as follows:

if to Nuvve Parent:

Nuvve Holding Corp.
2468 Historic Decatur Road
San Diego, California 92106
Attention: Gregory Poilasne and Stephen Moran
Email: gregory@nuvve.com and smoran@nuvve.com

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02110
Attention: Sahir Surmeli and Eric Macaux
Email: ssurmeli@mintz.com and ewmacaux@mintz.com

if to Stonepeak:

Stonepeak Partners LP
55 Hudson Yards
550 W 34th Street, 48th Floor

New York, NY 10001
Attention: Trent Kososki, William Demas and Adrienne Saunders
Email: kososki@stonepeakpartners.com; demas@stonepeakpartners.com; LegalandCompliance@stonepeakpartners.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main St.
Houston, Texas 77002
Attention: John D. Pitts, P.C. and Julian J. Seiguer, P.C.
Email: john.pitts@kirkland.com; julian.seiguer@kirkland.com

if to Evolve:

Evolve Transition Infrastructure LP
1360 Post Oak Blvd, Suite 2400

Houston, Texas 77056
Attention: Charles Ward
Email: cward@evolvetransition.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attention: Cliff Vrielink and George Vlahakos
Email: cvrielink@sidley.com; gvlahakos@sidley.com

Section 8Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law principles.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of the Delaware Chancery Court (or any Delaware State Court or federal district court sitting in Wilmington, Delaware, but only to the extent the Delaware Chancery Court declines jurisdiction over the matter), as the appropriate, sole and exclusive venue to for purposes of any suit, action or other proceeding under or arising out of, or matter of interpretation of, this Agreement or the rights of the parties hereto under this Agreement.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING UNDER OR ARISING OUT OF, OR MATTER OF INTERPRETATION OF, THIS AGREEMENT OR THE RIGHTS OF THE PARTIES HERETO UNDER THIS AGREEMENT.
Section 9Assignment; Entire Agreement; Amendment; Waiver.  No party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any attempted assignment in violation of this Agreement shall be void ab initio. This Agreement, the Warrants, the Registration Rights Agreement, the Securities Purchase Agreement, that certain Non-Disclosure Agreement by and between Stonepeak and Nuvve

Corporation, a Delaware corporation (the “NDA”), and that certain joinder to the NDA by and between Stonepeak and Evolve, constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all prior understandings, whether written or oral, between Nuvve Parent, Stonepeak and Evolve with respect to the contents hereof. This Agreement may not be amended or modified, in whole or in part, except by a written instrument executed by Stonepeak, Evolve and Nuvve Parent expressly so amending, or modifying this Agreement or any part hereof. Any agreement on the part of any party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 10Specific Performance; No Duties. Each party hereto agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the necessity to post any bond or other security in connection with any such order or injunction, this being in addition to any other remedy to which any party hereto is entitled to at law or in equity. Except as expressly provided herein, no party hereto is under any legal, fiduciary or other duty or binding obligation of any kind whatsoever (implied or otherwise, including any obligation to negotiate) with respect to the Proposed Transaction or any other transaction.
Section 11Non-Recourse. Each party hereto agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties hereto, and no claims of any nature whatsoever arising under or relating to this Agreement shall be asserted against any individual, entity or other person other than the parties hereto, and no individual, entity or other person that is not a party hereto shall have any liability arising out of or relating to this Agreement.
Section 12Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other individual, entity or other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that any individual, entity or other person other than the parties hereto shall be an express third-party beneficiary of Section 11.
Section 13Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telecopier or other electronic transmission (including “.pdf” or “.tif” format) shall be as effective as delivery of an original executed counterpart of this Agreement.

Section 14Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Proposed Transaction and the other transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

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Each of the parties hereto have executed this Agreement through such party’s duly authorized representative as of the day first above written.

Sincerely,

Stonepeak Rocket Holdings LP

By: STONEPEAK ASSOCIATES IV LLC,

its general partner

By:__/s/ Jack Howell______________________

Name: Jack Howell
Title: Senior Managing Director

EVOLVE TRANSITION INFRASTRUCTURE LP

By: EVOLVE TRANSITION INFRASTRUCTURE GP LLC,

its general partner

By:__/s/ Charles C. Ward__________________

Name: Charles C. Ward
Title: Chief Financial Officer & Secretary

Acknowledged and Agreed:

Nuvve Holding Corp.

By:__/s/ Gregory Poilasne_________________

Name: Gregory Poilasne
Title: Chairman and Chief Executive Officer

[Signature Page to Letter Agreement]

ANNEX A

Project Rocket Joint Venture Summary of Indicative Terms and Conditions

(See attached.)

[Annex A to Letter Agreement]